Tango Therapeutics Reports Second Quarter 2026 Financial Results

and Provides Business Highlights

Company continues to prepare for late-stage clinical advancement of vopimetostat in combination with daraxonrasib for pancreatic cancer following positive Phase 1/2 data

Phase 1/2 data from combination study of vopimetostat + RAS(ON) inhibitors in pancreatic cancer to be presented at 2026 ESMO Congress

Key appointments further position Company for late-stage development and commercialization: Robert Azelby, Chairman of the Board of Directors and Fatma Ocak, Chief Commercialization Officer

Cash position of $1.0 billion as of June 30, 2026

BOSTON, August 11, 2026 (GLOBE NEWSWIRE) -- Tango Therapeutics, Inc. (NASDAQ: TNGX) (Tango or the Company), a clinical-stage biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, today reported financial results for the second quarter ended June 30, 2026, and provided business highlights.

"The second quarter marked a pivotal period for Tango, with milestones that validated our PRMT5 inhibitor pipeline and reflect the progress of our maturing organization. Notably, initial Phase 1/2 data showed vopimetostat plus daraxonrasib achieved a 92% objective response rate with encouraging durability in MTAP-deleted, RAS-mutant pancreatic cancer, giving us the confidence to move this combination rapidly into Phase 3 development for patients," said Malte Peters, MD, Chief Executive Officer of Tango. "As the Company transitions from a research-led organization into one positioned to bring vopimetostat to patients, our focus for the second half of the year remains on defining the registrational path for vopimetostat in front-line pancreatic cancer and providing updates from our broader pipeline. I am pleased with the progress we have made against executing on our clinical development plan, which is well on track, and the team continues to be laser-focused on bringing vopimetostat to patients as soon as possible. With our robust balance sheet, our cash runway carries us through our planned development and commercialization preparation in pancreatic cancer, as well as ongoing work across our pipeline."

Clinical Pipeline Updates

Vopimetostat – MTAP Selective Once-Daily PRMT5 Inhibitor

•
In June, Tango reported initial data from vopimetostat in combination with Revolution Medicines' RAS(ON) inhibitors daraxonrasib or zoldonrasib in patients with MTAP-deleted, RAS-mutant pancreatic cancer. Data demonstrated that vopimetostat in combination with daraxonrasib achieved a 92% objective response rate and 90% six-month progression-free survival rate in this patient population, with a generally well-tolerated safety profile.
•
Based upon the positive Phase 1/2 data, Tango is working internally and has initiated dialogue with regulators and its collaborator Revolution Medicines toward the goal of developing a registrational plan and path forward for vopimetostat plus daraxonrasib in MTAP-deleted pancreatic cancer.
•
The Company plans to share data from the Phase 1/2 trial of the combination of vopimetostat plus RAS(ON) inhibitors at the 2026 European Society for Medical Oncology (ESMO) Congress in Madrid, Spain from October 23-27, 2026.

Corporate Updates

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Executive Leadership. Today, the Company announced that it has appointed Fatma Ocak to the role of Chief Commercialization Officer, effective August 17, 2026. In this role, Ms. Ocak will oversee all aspects of launch readiness and oversee key functions, including medical affairs, commercial strategy, and clinical and commercial integration. Prior to joining Tango, she served as Senior Vice President and General Manager, US Oncology at BioNTech. Previously, she held senior executive roles at Novartis across both global and US oncology leadership, driving strategic product positioning, market access, and commercial execution. Throughout her 25-year career in pharmaceuticals, she has specialized in bridging research and development to competitive market execution.
•
Board of Directors. In June, the Company strengthened its Board of Directors with the appointment of Robert Azelby, adding more than 30 years of biopharmaceutical leadership experience in oncology commercialization and corporate strategy as Tango prepares to advance vopimetostat into late-stage clinical development. On August 6, 2026, Mr. Azelby was appointed Chairman of the Tango Board of Directors.

Upcoming Expected Milestones

•
Present Phase 1/2 data of vopimetostat in combination with RAS(ON) inhibitors at the 2026 ESMO Congress in Madrid, Spain from October 23-27, 2026
•
Finalize design of Phase 3 randomized-controlled trial of the combination approach in front-line pancreatic cancer in 2H 2026
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Disclose vopimetostat lung cancer monotherapy data in 2H 2026
•
Release initial TNG456 data in glioblastoma and other cancers in 2H 2026
•
Initiate Phase 1/2 vopimetostat + ERAS-0015 (Erasca) combination study in 2H 2026

Financial Results

As of June 30, 2026, the Company held $1.0 billion in cash, cash equivalents and marketable securities, which the Company expects to fund its current operating plan.

Collaboration revenue was $0 for the three months ended June 30, 2026, compared to $3.2 million for the same period in 2025, and $0 for the six months ended June 30, 2026, compared to $8.6 million for the same period in 2025. All remaining deferred revenue from the upfront and research option-extension payments under the Gilead collaboration was recognized as collaboration revenue during the year ended December 31, 2025 as a result of the truncation of the collaboration agreement which concluded all research activities.

Research and development expenses were $37.2 million for the three months ended June 30, 2026, compared to $32.8 million for the same period in 2025, and $70.7 million for the six months ended June 30, 2026, compared to $69.2 million for the same period in 2025. The change was primarily due to increased spend related to the advancement of the vopimetostat and TNG456 clinical programs. This increase was partially offset by decreased spend resulting from the impact of our portfolio prioritization efforts.

General and administrative expenses were $22.6 million for the three months ended June 30, 2026, compared to $11.3 million for the same period in 2025, and $37.8 million for the six months ended June 30, 2026, compared to $22.8 million for the same period in 2025. The increase was primarily due to increased spend on personnel-related costs, including share-based compensation expense.

Net loss for the three months ended June 30, 2026 was $55.3 million, or $0.37 per share, compared to a net loss of $38.9 million, or $0.35 per share, in the same period in 2025. Net loss for the six months ended June 30, 2026 was $100.9 million, or $0.68 per share, compared to a net loss of $78.7 million, or $0.71 per share, in the same period in 2025.

About Tango Therapeutics

Tango is a clinical-stage biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief, or current expectation of Tango and members of the Tango senior management team. Forward-looking statements are not purely historical and may be accompanied by words such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “designed,” “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, implicit or explicit statements concerning the following include or constitute forward-looking statements: Dr. Peters' statements in this press release and statements regarding: (i) the potential of the Company’s PRMT5 molecules, as both standalone treatments and in combination with RAS(ON)-inhibitors; (ii) our plans to continue working internally and with regulators and Tango collaborator Revolution Medicines toward the goal of developing a registrational plan and path forward for vopimetostat plus daraxonrasib in MTAP-deleted pancreatic cancer; (iii) the anticipated impact of recent management and Board of Directors changes; (iv) our expectations around regulatory communications and decisions; (v) our beliefs regarding the timing of upcoming clinical milestones and data disclosures, including our plans to (a) share Phase 1/2 data from the vopimetostat combination trial at the 2026 ESMO Congress, (b) finalize the design of the Phase 3 randomized-controlled trial of the combination approach in front-line pancreatic cancer in the second half of 2026, (c) disclose clinical data in lung cancer from vopimetostat monotherapy in the second half of 2026, (d) disclose initial Phase 1/2 safety and efficacy data from the TNG456 clinical trial in the second half of 2026, and (e) initiate a Phase 1/2 combination clinical trial of vopimetostat and ERAS-0015 (Erasca) in the second half of 2026; and (vi) expectations regarding the anticipated benefits of our molecules. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the benefits of product candidates, as single agents and/or in combination seen in preclinical tests and analyses and current and future clinical trials may not be evident or may differ materially when tested in later preclinical studies or in clinical trials or when used in broader patient populations (if approved for commercial sale); Tango's effectiveness in managing current and future clinical trials, including maintaining anticipated timelines and reporting clinical trial results in the anticipated timeframe (or at all); the Company's reliance on third parties for conducting clinical trials and supplying and producing drug substance and drug product; expectations regarding the benefits and success of current or future collaborations and combination clinical trials and the Company's ability to enter into additional collaboration and supply agreements; Tango’s pipeline products may not be safe and/or effective in humans; the Company's ability to raise capital in the future and the potential delay, scale back or discontinuation of some of our development programs or future commercialization efforts if such funding is not available on acceptable terms (or at all); the Company’s product candidates may cause adverse or other undesirable side effects (or may not show requisite efficacy) that could, among other things, delay or prevent regulatory approval; government regulation, including inadequate funding for or disruptions at the US Food and Drug Administration or other government agencies, may adversely affect our business. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the Securities and Exchange Commission (SEC), including the risk factors referenced in Tango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as other filings we make with the SEC from time to time. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investors:

Elizabeth Hickin
ehickin@tangotx.com

Media:

1AB

Amanda Lazaro
amanda@1abmedia.com

Unaudited Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$—	$3,181	$—	$8,573
Operating expenses:
Research and development	37,199	32,807	70,734	69,249
General and administrative	22,586	11,341	37,821	22,821
Total operating expenses	59,785	44,148	108,555	92,070
Loss from operations	(59,785)	(40,967)	(108,555)	(83,497)
Other income, net	4,445	2,149	7,701	4,837
Loss before income taxes	(55,340)	(38,818)	(100,854)	(78,660)
Provision for income taxes	(1)	(35)	(2)	(69)
Net loss	$(55,341)	$(38,853)	$(100,856)	$(78,729)

Net loss per common share – basic and diluted	$(0.37)	$(0.35)	$(0.68)	$(0.71)
Weighted average number of common shares outstanding – basic and diluted	149,875,939	110,540,836	148,660,404	110,494,397

Unaudited Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$345,558	$112,279
Marketable securities	668,432	230,859
Restricted cash	—	428
Prepaid expenses and other current assets	17,681	10,190
Total current assets	1,031,671	353,756
Property and equipment, net	6,094	6,868
Operating lease right-of-use assets	33,664	35,624
Restricted cash, net of current portion	2,139	2,139
Other assets	312	303
Total assets	$1,073,880	$398,690
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,810	$1,182
Accrued expenses and other current liabilities	15,546	17,759
Operating lease liabilities	2,943	2,738
Total current liabilities	20,299	21,679
Operating lease liabilities, net of current portion	29,049	30,832
Total liabilities	49,348	52,511
Total stockholders’ equity	1,024,532	346,179
Total liabilities and stockholders’ equity	$1,073,880	$398,690